U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 26, 2008

NORTHERN ETHANOL, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	000-51564	34-2033194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

193 King Street East

Suite 300

Toronto, Ontario, M5A 1J5, Canada

(Address of principal executive offices)

(416) 366-5511

(Issuer’s Telephone Number)

Item 1.01 Entry into a Material Definitive Agreement

On June 26, 2008m we entered into an amendment to the Agreement of Purchase and Sale (the “Amended Agreement”) previously signed with Lanxess, Inc., a Canadian corporation (“Lanxess”), wherein we agreed to acquire approximately 30 acres of land located in Sarnia, Ontario, Canada where we intend to build an ethanol plant.

The material revisions included in the Amended Agreement are as follows:

(i) the closing of the land purchase acquisition agreement shall now be completed ten (10) business days after the date upon which all condition precedent contained in the EPC contract have been satisfied, unless we consent to do so at an earlier time, unless and except if the purchase is not consummated on or before March 31, 2009. If the March 31, 2009 deadline occurs, the agreement will be terminated without any liability to either party to the Amended Agreement.

(ii) a provision stating that we enter into a steam supply agreement with TransAlta on or before October 31, 2008 has been added to the list of conditions that need to be met or waived by us prior to closing of the land purchase.

(iii) a provision stating that we enter into a mutually acceptable compensation agreement with Lanxess on or before October 31, 2008 in respect to the relief we afforded to Lanxess by TransAlta by entering into a steam supply agreement with TransAlta has been added to the list of conditions that need to be met or waived by the parties prior to closing of the land purchase.

(iv) the requirement that the parties retain a professional consultant within four (4) weeks of the execution of the initial agreement has been deleted. This obligation remains, but the time period has been revised to July 7, 2008 unless waived by us prior to closing of the land purchase.

(v) the parties to the Amended Agreement are required to utilize reasonable efforts to complete the Remediation and Indemnity Agreement after approval by us of Lanxess’s Consultant Report and in no event no later than October 31, 2008.

(vi) revised terms concerning the proposed Service Agreement to be entered into by and between the parties, including a requirement that such an agreement be executed no later than October 31, 2008.

(vii) increasing the date upon which Lanxess may exercise its option to reacquire the relevant lands if we have not commenced construction of our proposed ethanol plant, from December 31, 2008, to June 30, 2009.

(viii) an additional provision requiring that if we construct a facility for the production of ethanol in another location in Sarnia and such location is supplied with steam by TransAlta, that Lanxess will receive the same relief as it would have if relieved from its obligation owed to TransAlta.

A copy of the Amended Agreement is attached to this Report as Exhibit 10.22.

Item 9.01. Exhibits.

Number	Exhibit

10.23	Amended Agreement with Lanxess, Inc. dated June 26, 2008.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2008	NORTHERN ETHANOL, INC. (Registrant) By:s/Gord Laschiner__________________
Gord Laschinger, Chief Executive Officer

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